                                                                   EXHIBIT 10.17

                        Dated the 28th day of March 2002




                                 AUSTAL USA LLC



                                       and






                           LIGHTHOUSE FAST FERRY INC.


                     S H I P B U I L D I N G  C O N T R A C T

                     for an 86 ft Passenger Catamaran Ferry

                               (YARD NO. 101/601)

                                TABLE OF CONTENTS

CLAUSE   HEADING                                                                  PAGE
------   -------                                                                  ----
1.       DEFINITIONS AND INTERPRETATION                                              5

2.       CONSTRUCTION                                                               10

         2.1           Description
         2.2           Sub-Contracting
         2.3           Supply of Materials for the Vessel

3.       CLASS AND REGULATIONS AND CERTIFICATES                                     11

         3.1           Surveys
         3.2           USCG


4.       MODIFICATIONS                                                              12

         4.1           Imposed Modifications
         4.2 Determination of Changes to Agreement required by Modification
         4.3           Purchaser's Modifications
         4.4           Amendments to Contract and Specification
         4.5           Shortage of Materials

5.       PROPERTY AND TITLE                                                         16

         5.1           Property and Title
         5.2           Technical Data
         5.3           Confidentiality of Technical Data

6.       INSURANCE                                                                  17

7.       INSPECTION AND SUPERVISION                                                 19

         7.1           Purchaser's Rights of Inspection
         7.2           Drawings Approval and Supervision
         7.3           Approval of Other Equipment, Colors and Finishes


Austal USA - Lighthouse Contract       2     28 Mar 2002/ Reference May 2001 std

CLAUSE   HEADING                                                                  PAGE
------   -------                                                                  ----
8.       PURCHASE PRICE AND PAYMENT                                                 21

         8.1           Purchase Price
         8.2           Payment Schedule

9.       PURCHASER'S DEFAULT                                                        24

         9.1           Definition of Default by the Purchaser
         9.2           Effect of Default by the Purchaser
         9.3           Consequence of Termination

10.      BUILDER'S DEFAULT                                                          26

         10.1          Definition of Default by the Builder
         10.2          Effect of Default by the Builder
         10.3          Consequence of Termination

11.      PROGRESS REPORTS                                                           28

12.      SEA TRIALS                                                                 28

         12.1          Procedure
         12.2          Further Sea Trials

13.      SHIPMENT (Not Applicable)                                                  29

14.      DELIVERY AND ACCEPTANCE                                                    29

         14.1          Notice of Delivery
         14.2          Anticipated Date of Delivery
         14.3          Delivery
         14.4          Documentation
         14.5          Liquidated Damages for Delay


15.      PERFORMANCE                                                                31
         15.1          Speed

16.      FEES, TAXES AND CERTIFICATES                                               31


Austal USA - Lighthouse Contract       3     28 Mar 2002/ Reference May 2001 std

CLAUSE   HEADING                                                                  PAGE
------   -------                                                                  ----
17.      PATENTS, TRADE MARKS AND COPYRIGHTS                                        32

18.      FORCE MAJEURE                                                              33

         18.1          Cause for Delay
         18.2          Notice of Delay
         18.3          Purchaser's Rights upon Receipt of Notice of Delay

19.      WARRANTY OF QUALITY                                                        34

         19.1          Warranty of Materials and Workmanship
         19.2          Extended Warranty
         19.3          Notice of Defects
         19.4          Builder's Rights of Inspection
         19.5          Costs of Remedial Work
         19.6          Location of Remedial Work
         19.7          Limitation of Builder's Liability

20.      ASSIGNMENT                                                                 38

21.      VARIATION TO AGREEMENT                                                     39

22.      NOTICES                                                                    39

23.      COSTS                                                                      40

24.      PROPER LAW                                                                 40

25.      ARBITRATION                                                                40

26.      CONDITIONS PRECEDENT                                                       40

27.      PROVISIONAL COST ITEMS                                                     41

SCHEDULE 1 - Certificate of Technical Acceptance                                    43
SCHEDULE 2 - Final Stage Certificate                                                44
SCHEDULE 3 - Protocol of Delivery and Acceptance                                    45

APPENDIX "A" - Drawings
APPENDIX "B" - Specification
APPENDIX "C" - Scope of supply of main engines and gearboxes


Austal USA - Lighthouse Contract       4     28 Mar 2002/ Reference May 2001 std

THIS AGREEMENT is made the 28th day of March 2002.

BETWEEN

(1) AUSTAL USA LLC, an Alabama limited liability company, whose registered office is situated at 100 Dunlap Drive, Mobile, Alabama AL 36602 (hereinafter called "the Builder"); and

(2) LIGHTHOUSE FAST FERRY, INC a company incorporated in the state of New Jersey, with its registered office at West Caldwell Office Park, 195 Fairfield Ave, Suite 3C, West Caldwell, NJ 07006 (hereinafter called "the Purchaser").


WHEREBY it is mutually agreed as follows:-

1.       DEFINITIONS AND INTERPRETATION

         1.1      In this Agreement unless the context otherwise requires:-

                  1.1.1    "Accredited Official"

                           means such person or persons nominated by the parties hereto from time to time in writing as authorized to represent a party hereto.

                  1.1.2    "Actual Delivery Date"

                           means the date on which the Vessel is delivered by the Builder in accordance with the terms and conditions of this Agreement, as evidenced by the Protocol of Delivery and Acceptance to be signed by the Builder and the Purchaser.

                  1.1.3    "Basic Purchase Price"

                           means the sum referred to in Clause 8.1. and includes (but is not limited to):

                           (i) all Insurances and delivery of the Vessel to the Port of Delivery; and

                           (ii) all fees, charges, levies, import duties and taxes which may be imposed on the Vessel and her components in Alabama.

                  1.1.4    "Builder"

                           means Austal USA LLC and its permitted assigns and successors.


Austal USA - Lighthouse Contract       5     28 Mar 2002/ Reference May 2001 std

                  1.1.5    "Certificate of Technical Completion"

                           means the certificate of technical completion to be executed by the Purchaser and the Builder after satisfactory completion of sea trials of the Vessel, substantially in the form of Schedule 1 hereto.

                  1.1.6    "Classification Society"

                           if used in this Agreement, means American Bureau of Shipping (ABS).

                  1.1.7    "Components"

                           means everything which forms or is intended to form part of the Vessel or to be placed in or on the Vessel and, without limiting the generality of the foregoing, includes the hull, engines, machinery, appliances, appurtenances, equipment, gear, fittings, furniture and stores as specified.

                  1.1.8    "Day"

                           means calendar day.

                  1.1.9    "Drawings"

                           means the General Arrangement of the Vessel annexed hereto as Appendix "A" as the same may hereafter be varied or amended from time to time during the course of construction of the Vessel by the parties hereto and signed by an accredited official of each of them and shall include any revised or supplemental drawings as may subsequently be agreed between the parties hereto and signed by an accredited official of each of them.

                  1.1.10   "Effective Date"

                           means the date of receipt by the Builder of the first payment.

                  1.1.11   "Final Price"

                           means the total price payable by the Purchaser to the Builder after such adjustments (if any) have been made to the Basic Purchase Price as may be required in accordance with the provisions of this Agreement, which total price shall be calculated in the manner provided for the Final Stage Certificate substantially in the form of Schedule 2 hereto.

                  1.1.12   "Flag State"

                           means the United States of America.


Austal USA - Lighthouse Contract       6     28 Mar 2002/ Reference May 2001 std

                  1.1.13   "Insurances"

                           includes all policies and contracts of insurance which are from time to time arranged or entered into by the Builder prior to the Actual Delivery Date in respect of the Vessel, pursuant to clause 6.

                  1.1.14   "Navigation Acts"

                           means the ordinances, enactments and regulations and any rules made thereunder or pursuant thereto and amendments thereto in respect of merchant shipping and navigation as in force in the USA.

                  1.1.15   "Port of Delivery"

                           means Highlands, New Jersey.

                  1.1.16   "Protocol of Delivery and Acceptance"

                           means the protocol of physical delivery and acceptance in respect of the Vessel to be executed by the Builder and the Purchaser at delivery, substantially in the form of Schedule 3 hereto.

                  1.1.17   "Purchaser"

                           means LIGHTHOUSE FAST FERRY, INC. and its permitted nominees, successors and assigns.

                  1.1.18   "Sales Tax"

                           means all sales taxes levied on the sale of goods by the state of Alabama.

                  1.1.19   "Scheduled Delivery Date"

                           means a date which occurs within 86 days (eg a Scheduled Delivery Date of 30 June 2002 for a 5 April 2002 Effective Date) after the Effective Date as may from time to time be adjusted in accordance with the provisions of this Agreement.

                  1.1.20   "Specification"

                           means such specification relating to the Vessel annexed hereto as Appendix "B" as the same may hereafter be varied or amended from time to time during the course of construction of the Vessel by the parties hereto and signed by an Accredited Official of each of them and shall include any revised or supplemental specifications as may subsequently be agreed between the parties hereto and signed by an Accredited Official of each of them.


Austal USA - Lighthouse Contract       7     28 Mar 2002/ Reference May 2001 std

                  1.1.21   "Sub-Contractor"

                           means any person under contract with the Builder for the construction or manufacture or supply of components or for labor and/or services.

                  1.1.22   "Total Loss"

                           means actual or constructive total loss of the Vessel.

                  1.1.23   "Vessel"

                           means an 86ft aluminum vessel with all its components which is the subject of this Agreement having the Yard Number 101/601 allocated to it by the Builder to be, or being constructed, awaiting delivery or delivered as the case may be.

                  1.1.24   "Warranty"

                           means the limited warranty provided for in clause 19 and its sub-clauses.


         1.2 The Specification and Drawings shall form an integral part of this Agreement.

         1.3      For the purposes of this Agreement:

                  i. references herein to this Agreement shall be construed as references to this Agreement as the same may from time to time be supplemented and/or amended by further agreement between the parties hereto;

                  ii. anything is required to be approved or agreed by the Builder or the Purchaser (as the case may be), such approval or agreement shall only be effective if it is given in writing to the other party and signed by an Accredited Official of the party giving it;

                  1.3.1 In this Agreement references to Clauses, Schedules and appendices are to the clauses of, schedules and appendices to, this Agreement and references to this Agreement include its Schedules and Appendices and, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing one gender include every gender and references to persons include bodies corporate and unincorporate.

                  1.3.2 The table of contents, the Clause headings and sub-headings in this Agreement shall be used for convenience of reference only and shall not be used for the purpose of construing or interpreting any of the provisions of this Agreement.


Austal USA - Lighthouse Contract       8     28 Mar 2002/ Reference May 2001 std

         1.4      Inconsistencies

                  1.4.1 In case of any inconsistency between the terms of this Agreement and the Specification, the terms of this Agreement shall prevail and be adopted unless otherwise mutually agreed by both parties in writing.

                  1.4.2 In case of any inconsistency between the Specification on the one hand and Drawings on the other hand, the Specification shall prevail unless otherwise mutually agreed by both parties in writing.

                  1.4.3 In case of any inconsistency between one Specification and another Specification or between one Drawing and another Drawing the later in date with approval of the parties hereto shall prevail unless otherwise mutually agreed by both parties in writing.


Austal USA - Lighthouse Contract       9     28 Mar 2002/ Reference May 2001 std

2.       CONSTRUCTION

         2.1      Description

                  The Builder shall in consideration of payment by the Purchaser of the Final Price in respect thereof contained in this Agreement, design, construct, complete, trial, sell and deliver to the Purchaser and the Purchaser shall purchase and accept delivery from the Builder the Vessel having the Builder's Yard No. 101/601 with the following particulars and as more particularly described in the Specification on the terms and conditions set forth in this Agreement:-

                  Principal Particulars:

                  Overall length         :    86 ft - 4 in
                  Breadth moulded        :    26 ft - 3 in
                  Depth moulded          :    9 ft - 2 in
                  Draft                  :    Less than 6ft at trials deadweight
                  Main Engines           :    2 x Detroit 16V 2000
                  Seating Capacity       :    189 (internal seats)
                  COI                    :    Up to 219
                  Survey                 :    USCG Subchapter K

         2.2      Sub-contracting

                  The Builder shall have the right to sub-contract all or such parts of the design and construction of the Vessel as the Builder shall in its opinion consider appropriate.

         2.3      Supply of materials for the Vessel

                  The Builder reserves the right to utilize suppliers of its choice in relation to the components of the Vessel, except where the suppliers of certain components of the Vessel are nominated in the Specification.


Austal USA - Lighthouse Contract      10     28 Mar 2002/ Reference May 2001 std

3.       CLASS REGULATIONS AND CERTIFICATES

         3.1      Surveys

                  The Vessel shall be built in accordance with the requirements and under the survey of the United States Coast Guard (USCG).


         3.2      USCG

                  Any requirements of the USCG in force at the date of signing of this Agreement shall be the responsibility of the Builder.


Austal USA - Lighthouse Contract      11     28 Mar 2002/ Reference May 2001 std

4.       MODIFICATIONS

         4.1      Imposed Modifications

                  In the event of any alteration or addition to the Specification or Drawings becoming necessary by reason of any new or amended requirements or any change in the interpretation of any existing requirements, of the USCG being published after the date of this Agreement and before the Actual Delivery Date or other modifications being required as a result of clause 3.2 above, then the Builder shall comply with the same and shall notify the Purchaser of the following matters:-

                  (i) any increase in or reduction to the Basic Purchase Price resulting from such compliances;

                  (ii) any variation of the Scheduled Delivery Date resulting from such compliance; and

                  (iii) any other variation to this Agreement or the Specification necessitated by reason of such compliance.



         4.2 Determination of changes to Agreement required by Modifications

                  4.2.1    Return to Chief Executive Officers

                           If the Purchaser does not accept all or any of the variations to this Agreement notified by the Builder in accordance with Clause 4.1 hereof within 7 days of receipt of such notification the dispute shall be referred to the respective CEO of the parties hereto. If they are unable to resolve the matter to their mutual satisfaction within 3 days of the referral, the dispute shall be resolved in accordance with Clause 4.2.2 and 4.2.3.

                  4.2.2    Dispute

                           If a dispute arises as stipulated in clause 4.2.1 or
                           4.3.2 (iv) hereof then the dispute shall be referred for determination by an Independent Expert in accordance with Clause 4.2.3.

                           In the event that the dispute shall be referred for determination by an Independent Expert in accordance with Clause 4.2.3 the sum of the variation order as stipulated by the Builder shall be placed into an escrow account at a mutually agreed financial institution by the Purchaser pending determination and the works of the variation order shall be carried out. Any interest earned shall benefit the party to whom the escrowed funds are paid.


Austal USA - Lighthouse Contract      12     28 Mar 2002/ Reference May 2001 std

                  4.2.3    Independent Expert

                           Unless otherwise provided in this Agreement, the following provisions shall apply to any independent expert (Independent Expert) appointed in respect of a dispute between the parties and the proceedings and decision of that expert.

                  (a) The Independent Expert must be a suitably qualified expert who has no direct or indirect personal interest in the outcome of the decision he or she is requested to make.

                  (b) The Independent Expert shall be selected by agreement between the parties or, failing agreement between them within 3 days after they commence to discuss the selection of that Independent Expert, by the President for the time being of SNAME (Society of Naval Architects and Marine Engineers).

                  (c) The fees and expenses of the Independent Expert will be borne by the parties in equal shares unless the Independent Expert, in his or her absolute discretion, determines that a party should bear all or a greater proportion of them because of the conduct of that party.

                  (d) The Independent Expert will give due weight to any representations put forward by a party within any time limit prescribed by the Independent Expert in his or her discretion. The parties shall supply the Independent Expert with any information, assistance and co-operation which he or she may request in connection with his or her determination.

                  (e) The Independent Expert will give reasons for his or her determination.

                  (f) The Independent Expert will act as an expert and not as an arbitrator and his or her decision will, in the absence of manifest error, be final and binding on the parties and not subject to review.

         4.3      Purchaser's Modifications

                  4.3.1 The Purchaser may during the construction of the Vessel require any reasonable extras, alterations, modifications or additions (all included in this clause 4.3 in the word "modifications") to be made to or incorporated in the Vessel provided it does so in writing in reasonable time to enable the Builder (regard being had to the state of construction of the Vessel at the time and the Builder's planning and program in relation to other vessels) to undertake the same.

                  4.3.2 The following provisions shall apply to all modifications:-

                           (i) The Builder shall within seven (7) days or such further time as the Purchaser in writing allows furnish to the Purchaser the cost of carrying out such requested work which shall be added to or deducted


Austal USA - Lighthouse Contract      13     28 Mar 2002/ Reference May 2001 std
                                    from the Basic Purchase Price as the case may be and the Builder shall notify the Purchaser of any variation of the Scheduled Delivery Date, the effect (if any) on speed and any other alterations to this Agreement required by the Builder.

                           (ii) The Purchaser shall within seven (7) days or such further time as the Builder in writing allows, after receiving the notice provided for in sub-clause (i), notify the Builder in writing whether or not it requires the proposed modification to be carried out on the terms and conditions of the notice. If no such notice is received by the Builder within the said seven (7) days the modification shall be deemed to be not required.

                           (iii) Upon receipt by the Builder of notice in writing that the Purchaser requires a proposed modification to be carried out on the terms and conditions of the notice the Builder shall cause the Vessel to be constructed in accordance with that modification, and thereupon this Agreement shall be varied as stipulated by the Builder in the notice provided for in sub-clause (i) in relation to that modification.

                           (iv) Should the Purchaser submit a notice in accordance with sub-clause (ii) but question the variations stipulated by the Builder in its notice referred to in sub-clause (i) hereof and if the Purchaser and the Builder are unable thereafter to agree upon the variations within a further period of 3 days of receipt of the Purchaser's notice, then such modification shall be referred to the respective CEOs of the parties hereto. If they are unable to resolve the matter to their mutual satisfaction within 3 days of the referral, the dispute shall be resolved in accordance with Clause 4.2.2 and 4.2.3.

                           (v) If against the advice of or without the knowledge or consent of the Builder, the Purchaser causes any extras, alterations, modifications or additions to be incorporated in the Vessel such extras, alterations, modifications or additions shall be made solely at the Purchaser's own risk and expense and the Builder shall not be liable as to the effect thereof upon the Vessel and her performance.

         4.4      Amendments to Contract and Specification

                  4.4.1 All amendments to the Contract, Specification or Drawings requiring approval by the Purchaser and Builder must be in writing and signed by an Accredited Official of the Purchaser and Builder.

                  4.4.2 If in accordance with Clauses 4.1, 4.2 or 4.3 extras, alterations, modifications or additions to the Vessel are to be made then this Agreement including the Final Price and the Specification and Drawings shall be and be deemed to be amended and revised accordingly.


Austal USA - Lighthouse Contract      14     28 Mar 2002/ Reference May 2001 std

                  4.4.3 Without prior written approval of the Purchaser, the Builder cannot amend or change the Specification and Drawings.

         4.5      Shortage of Materials

                  In the event that any of the materials (excluding the propulsion train which shall be as per the Specification) required by the Specification or Drawings or otherwise under this Agreement for the construction of the Vessel cannot be procured in time to effect delivery on the Scheduled Delivery Date or are in short supply then the Builder may supply other materials of equivalent or better quality.


Austal USA - Lighthouse Contract      15     28 Mar 2002/ Reference May 2001 std

5.       PROPERTY AND TITLE

         5.1      Property and Title

                  The Vessel and its components shall be the property of the Purchaser as it is constructed and paid for by the Purchaser provided that the Builder shall have a lien on the Vessel for unpaid purchase monies. The Builder shall mark or tag major material and components intended for incorporation into the Vessel in such a way as to identify them with the Vessel.

         5.2      Technical Data

                  The Specification, the Drawings, technical description, calculations, test results and other data information and documents concerning the design, construction and performance of the Vessel (hereinafter collectively referred to as "the Technical Data") shall remain the property of the Builder but the Purchaser shall have the right to use the Technical Data for any proper purposes in connection with the employment, operation, maintenance and repair of the Vessel.

         5.3      Confidentiality of Technical Data

                  The Technical Data delivered to the Purchaser by the Builder shall remain confidential and shall not (without the written consent of the Builder) be disclosed to third parties except for the purpose hereinbefore stated or for the purposes of re-sale or lease of the Vessel or an assignment of this Agreement pursuant to Clause 21.1 and for that purpose the Purchaser shall clearly identify the Technical Data as the property of the Builder and shall not claim or purport to claim title to the Technical Data.


Austal USA - Lighthouse Contract      16     28 Mar 2002/ Reference May 2001 std

6.       INSURANCE

         Until delivery and acceptance of the Vessel by the Purchaser:

         (i) The Builder shall, at its own cost and expense, obtain and maintain a policy covering all risks as to all materials, machinery, parts and equipment of the Vessel as well as afford adequate insurance coverage as to any claim for personal injury to or death of person other than the Purchaser's employees, invitees or subcontractors arising out of or connected with construction of the Vessel. The builder's risk insurance policy shall show the Builder and Purchaser as loss payees, as their interests may appear.

         (ii) The Builder shall obtain and maintain a policy covering all risks arising out of or connected with injury or death of any person other than the Purchaser's employees, invitees or subcontractors. The Purchaser shall maintain comprehensive general liability coverage insuring all such exposure with limits of at least $10,000,000.

         (iii) The Builder shall maintain comprehensive general liability insurance coverage with a basic limit of $1,000,000 and with an excess limit of $20,000,000.

         (iv) The builder's risk insurance policy shall cover the Vessel and shall include coverage for launching and sea trials and coverage for Purchaser furnished equipment in the amount of the Basic Purchase Price. The Purchaser shall reimburse the Builder the cost of such insurance related to the Purchaser furnished equipment.

         (v) The aforesaid policies shall name as assureds, and expressly waive subrogation against, both the Purchaser and the Builder. The Purchaser and the Builder shall furnish the other party with certified copies of all such insurance policies. The Purchaser and the Builder shall each have the right to approve the terms of all policies obtained by the other party, but such approval shall not be unreasonably withheld.

         (vi) The Purchaser and the Builder shall each hold harmless and indemnify the other from and against any and all claims, demands, actions or causes of action for which it has the risk pursuant to this Agreement, to the extent that any risk or exposure is covered by insurance, including attorneys' fees, expenses and costs.

                  If a claim, suit or action for injuries, death or damages as provided in the preceding paragraphs of this Clause 6 is caused by or results from the concurrent negligence of (i) Purchaser or Purchaser's agents or employees and (ii) the Builder, the subcontractors or the agents or employees of the Builder and subcontractors, the indemnity provisions provided in the preceding paragraph of this subclause shall be valid and enforceable to the extent of each party's negligence.

         (vii) The Builder shall have the benefit of and be named as an additional assured for a period of one year after delivery of any hull and P & I policies covering the Vessel, and the Purchaser shall arrange for a complete waiver of subrogation by any and all such underwriters against the Builder. The foregoing requirement shall in no way diminish the Builder's warranty obligations under Clause 20.


Austal USA - Lighthouse Contract      17     28 Mar 2002/ Reference May 2001 std

         (viii) Save as provided in this Agreement and subject to the other provisions of this Agreement, the Purchaser shall not be entitled to reject the Vessel or have deduction in the Basic Purchase Price in the event of any damages to the Vessel before her delivery to the Purchaser on the Actual Delivery Date provided that such damages are repaired by the Builder in accordance with the Specification prior to the Actual Delivery Date pursuant to this Agreement nor to claim from the Builder for any consequential loss or incidental damages due to such damages if such damages are repaired prior to the Actual Delivery Date as aforesaid.


Austal USA - Lighthouse Contract      18     28 Mar 2002/ Reference May 2001 std

7.       INSPECTION AND SUPERVISION

         7.1      Purchaser's Rights of Inspection

                  7.1.1 During the construction of the Vessel the Purchaser shall by its own representatives or other persons duly appointed by it have the right and subject to compliance with the Builder's insurance requirements and safety regulations to enter the Builder's premises at any time during ordinary working hours in order to inspect materials and workmanship. For this purpose:-

                           (i) the Builder shall use its best endeavors to ensure that the Purchaser shall have the same right of access to the works of the Builder's Sub-Contractors for the purpose of inspecting work being carried out for the Vessel;

                           (ii) the Builder shall ensure that the Purchaser has adequate prior notice of all tests and inspections to be carried out on the Vessel which are to be carried out in the presence of a surveyor from the USCG and in such event the representative of the Purchaser has the right to attend such tests and inspections, provided that in the event no representative of the Purchaser attends any such tests or inspections the Purchaser shall be deemed to have waived its right to have a representative attend such tests or inspections.

         7.2      Drawings Approval and Supervision

                  7.2.1 The drawings of the Vessel relating to arrangement and location of fittings, openings, equipments and machineries, shall be provided by the Builder to the Purchaser's representative in accordance with the Builder's standard practice and the Purchaser shall return the same to the Builder with approval, rejection or remarks (if any) as soon as possible within seven (7) days after receipt thereof from the Builder and failing this, such drawings shall (in the absence of any extension of time granted by the Builder) be deemed to have been approved by the Purchaser without any comments. Approval, amendment or rejection, as the case may be, shall be indicated in writing, together with reasons in the case of amendment or rejection. Whenever there are two acceptable methods relating to operational requirement of the Vessel, the one which will result lighter in Vessel weight will be adopted in the event of disagreement between the parties.

                  7.2.2 In the case of drawings which the Purchaser has amended or rejected the Builder shall resubmit amended drawings after consideration of the Purchaser's comments. The Purchaser shall endeavor to return the same to the Builder within 3 days of receipt thereof from the Builder and failing this, such drawings shall be deemed to have been approved by the Purchaser without any comments. Approval, amendment or rejection as the case may be shall be indicated in writing, together with reasons in the case of amendment or rejection. Whenever there are two acceptable methods relating to operational


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
                           requirements of the Vessel, the one which will result in a lighter vessel weight will be adopted in the event of disagreement between the parties.

                  7.2.3 If the Builder and the Purchaser have not agreed upon the drawings as required by Clauses 7.2.1 and 7.2.2 hereof the dispute shall be referred to an Independent Expert as provided in clause 4.2.3 hereof.

                  7.2.4 The drawings which are or are deemed to be unconditionally approved on behalf of the Purchaser shall be final and binding and the Purchaser shall only be entitled to alter any such plans or drawings in the circumstances permitted by Clause 4.2.

         7.3      Approval of other Equipment, Colors and Finishes

                  The Builder shall request a decision from the Purchaser on the colors, finishes and any other equipment requiring a decision by the Purchaser and the Purchaser shall within 7 days of such request give a decision to the Builder. The Scheduled Delivery Date shall be extended by one day for each day such decision is delayed by the Purchaser.


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
8.       PURCHASE PRICE AND PAYMENT

         8.1      Purchase Price

                  The Final Price of the Vessel shall be the Basic Purchase Price of $3,360,000 subject to any increase or decrease as provided for in this Agreement.

         8.2      Payment Schedule

                  8.2.1 The Purchaser shall pay to the Builder on account of the amount payable under Clause 8.1 hereof the following progress payments, all within seven (7) banking days of receipt of the relevant invoice from the Builder and the relevant documents as stipulated below provided that the final payment shall be made on the Actual Delivery Date and that if any payment is not made within the aforesaid seven (7) banking days after the Purchaser's receipt of the documents as aforesaid, the Scheduled Delivery Date shall be extended by one day for each day or part thereof that such payment is delayed and the Builder shall be entitled to charge interest on the outstanding payment at the rate of 8% per annum.


Austal USA - Lighthouse Contract       21    28 Mar 2002/ Reference May 2001 std

Progress      Percentage of           Stage of Completion       Documents to be delivered by the
 Payment     Basic Purchase                                         Builder to the Purchaser
                  Price
    1           $135,000           On completion and signing
                                   of this Agreement by both
                                   parties.

    2      10% minus $135,000      April 5, 2002.               (a)      Invoice;

    3              10%             April 19, 2002               (a)      Invoice;

    4              75%             Technical Acceptance         (a)      Invoice;

                                                                (b)      Certificate of Technical Completion

    5               5%             On delivery of the vessel.   (a)      Invoice;

                                                                (b)      Protocol of Delivery and
                                                                         Acceptance;

                                                                (c)      Other delivery documents as set
                                                                         out in this Agreement and the
                                                                         Specification.


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
         8.2.2 As soon as possible and within fourteen (14) days prior to delivery of the Vessel to the Purchaser, the Builder shall notify the Purchaser in writing of the estimated Final Price of the Vessel and immediately before delivery of the Vessel the Builder shall notify the Purchaser in writing of the Final Price of the Vessel with the necessary adjustment pursuant to this Agreement.

         8.2.3 The Purchaser shall on the Actual Delivery Date pay to the Builder's bank account by wire transfer the Final Price and any other moneys payable hereunder, less progress payments previously made and after making any adjustment and reductions pursuant to this Agreement.

         8.2.4 All payments to be made hereunder by the Purchaser shall be made free of any deductions claims or right of set-off for any reason including (but not limited to) deductions for any taxes or charges payable by the Purchaser with payment to be in the agreed currency stipulated herein.

         8.2.5 The price of, or credit for, any modification agreed or adjudicated under Clause 4 shall be paid or credited within seven (7) banking days of such agreement or adjudication.


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
9.       PURCHASER'S DEFAULT

         9.1      Definition of Default by the Purchaser

                  The Purchaser shall be deemed to be in default hereunder in the following circumstances:-

                  (i) If an act or omission constituting a breach of this Agreement on the part of the Purchaser occurs; or

                  (ii) the Purchaser fails to make any payment required under this Agreement; or

                  (iii) a petition is filed or an order is made or an effective resolution is passed for the winding up of the Purchaser (otherwise than for the purpose of amalgamation or reconstruction); or

                  (iv) a receiver is appointed of the undertaking or property of the Purchaser; or

                  (v) the Purchaser (without providing acceptable security for its obligations under this Agreement) ceases to carry on its business or makes any special arrangement or composition with its creditors; or

                  (vi) the Purchaser becomes insolvent and is unable to pay its debts.

         9.2      Effect of Default by the Purchaser

                  In the event of default by the Purchaser under Clause 9.1 then at any time thereafter (notwithstanding lapse of time and continuation of building) the Builder may terminate this Agreement by giving seven (7) banking days notice in writing to the Purchaser of its intention to do so and upon the expiration of such notice this Agreement shall terminate unless the Purchaser makes good and remedies such default and/or removes such event before the expiration of the said seven (7) days.

         9.3      Consequence of Termination

                  Upon termination of this Agreement by the Builder whether pursuant to the provisions of the preceding Clause 9.2 or otherwise:-

                  9.3.1 The Builder shall be entitled to recover from the Purchaser any loss or damage suffered by the Builder and shall have the right to set-off against any such loss or damage any payments which the Purchaser may have made to the Builder;

                  9.3.2 The Builder at its option shall be at liberty without further notice either

                           (i) to sell the Vessel and her components in the condition in which the same are at the date of termination of this Agreement or

                           (ii) to complete the Vessel and sell her after completion;


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
                  9.3.3 Any such sale of the Vessel by the Builder as aforesaid may be made by the Builder by private contract.

                  9.3.4 If any such sale shall take place then the following provisions shall apply:-

                           (i) The Builder shall calculate the amount of the net proceeds of such sale plus the sum of all moneys (if any) paid by the Purchaser to the Builder whether hereunder or otherwise (which amounts are hereinafter collectively referred to as "the Builder's Cash Receipts");

                           (ii) The Builder shall calculate the sum of all costs, charges, expenses, attorneys and accountants fees, losses, damages or liabilities (including estimated contingent liabilities) of the Builder arising out of or incidental to the construction of the Vessel including (without prejudice to the generality of the foregoing) expenditure incurred or liability arising in consequence of the cancellation of sub-contracts and supply orders by the Builder and the storage and custody of the Vessel and its components and the sale thereof and an amount equal to the profit which might reasonably have been obtained by the Builder if default had not been made by the Purchaser and this Agreement had been duly completed (which amounts are hereinafter collectively referred to as "the Builder's Damages").

                  9.3.5 If the Builder's Cash Receipts are less than the Builder's Damages, then the amount of the deficiency shall be paid by the Purchaser to the Builder on demand provided that such deficiency shall not exceed the Basic Contract Price. If the Builder's Cash Receipts exceed the Builder's Damages then the Builder shall refund to the Purchaser the amount of such excess limited to the total of all progress payments made.

                  9.3.6 A certificate of the auditors of the Builder, as to the amount of the Builder's Cash Receipts, the amount of the Builder's Damages and the amount of the deficiency or excess arrived at in accordance with the preceding sub-clause shall, save for manifest error, be conclusive and binding upon the Builder and the Purchaser.


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
10.      BUILDER'S DEFAULT

         10.1     Definition of Default by the Builder

                  The Builder shall be deemed to be in default hereunder in the following circumstances:-

                  (i) if an act or omission constituting a breach of this Agreement on the part of the Builder occurs ; or

                  (ii) if a petition is filed or an order is made or an effective resolution is passed for the winding up of the Builder (otherwise than for the purposes of reconstruction or amalgamation); or

                  (iii) a receiver is appointed of the undertaking or property of the Builder; or

                  (iv) the Builder ceases to carry on its business or makes any special arrangement or composition with its creditors; or

                  (v) the Builder becomes insolvent and is unable to pay its debts.

         10.2     Effect of Default by the Builder

                  In the event of default by the Builder under Clause 10.1 then at any time thereafter the Purchaser may terminate this Agreement by giving 30 banking days notice in writing to the Builder of its intention to do so and upon the expiration of such notice this Agreement shall terminate unless the Builder makes good and remedies such default and/or removes such event before the expiration of the said 30 banking days or the bank or financial institution advises that it will complete the contract.

         10.3     Consequences of Termination

                  Upon termination of this Agreement by the Purchaser whether pursuant to the provisions of the preceding Clause 10.2 or otherwise the Purchaser shall be entitled to proceed as follows.

                           10.3.1   The Purchaser may complete the work
                                    associated with this Agreement or any part of it or contract with or employ any other person to complete the work and materials associated with this Agreement or any part of it and provide any components or labor necessary for completion.


Austal USA - Lighthouse Contract       26    28 Mar 2002/ Reference May 2001 std

         10.3.2 The Builder shall, if required by the Purchaser, use its best endeavors to assist the Purchaser in completing the Vessel. This will include but is not limited to the use of the Builder's yard and equipment, use or transfer of the Builder's employees and assignment of contracts for the supply of materials or services.

         10.3.3 The Purchaser shall indemnify the Builder for any damage or loss caused by the Purchaser in the Builder's yard to equipment or property in the event that the Purchaser completes the work in the Builder's yard.

         10.3.4 Upon the completion of the work by the Purchaser, the Purchaser shall determine and certify to the Builder the cost incurred by the Purchaser in completing the work including all expenses, charges, losses and damages incurred by the Purchaser in direct consequence of the default of the Builder and also any amount payable by the Builder as and for liquidated damages under the Contract. Should the cost so certified exceed the sum which the Builder would have been entitled to receive had it fulfilled all the terms and conditions of the Contract, the excess may be deducted from the monies which may then be or thereafter become due to the Builder under this Contract or which may have been deposited by the Builder as security under the Contract or may be recovered as a debt due by the Builder to the Purchaser. Such excess shall not exceed the Basic Contract Price.

         10.3.5 In any proceedings to recover the cost to the Purchaser of completing the work a certificate of the auditors of the Purchaser, evidencing the facts set out in the certificate, shall save for manifest error be conclusive and binding upon the Builder and Purchaser.


Austal USA - Lighthouse Contract       27    28 Mar 2002/ Reference May 2001 std

11.      PROGRESS REPORTS

         The Builder shall furnish to the Purchaser written progress reports, according to a schedule to be agreed between Purchaser and Builder together with reports showing the dates on which it proposes to commence work on the Vessel and launch the Vessel and carry out sea trials.

12.      SEA TRIALS

         12.1     Procedure

                  12.1.1 When the Builder reports that the Vessel is ready, sea trials shall be carried out at the Builder's cost and responsibility in accordance with this Agreement and the Specification at some place convenient to the port of Mobile, Alabama or elsewhere as may be mutually agreed. The following provisions shall apply to trial trips of the Vessel namely:-

                           (i) The Builder shall at its own expenses provide fuel and lubricating oil and stores;

                           (ii) The Builder shall be responsible for providing a crew including a Master for the sea trials. The Master and crew shall be servants of the Builder and act as its agents;

                           (iii) Should a breakdown occur which necessitates the Vessel putting into a Port to enable such breakdown to be remedied, a further sea trial shall be undertaken to complete that part of the trials program which remains outstanding.

                  12.1.2 The Builder shall send the proposed program for sea trials to the Purchaser and the USCG as soon as possible but not less than fourteen (14) days before sea trials and a trial program shall be confirmed by the Builder seven (7) days before such sea trials are carried out. If the Purchaser does not send a representative to attend such sea trials, the Purchaser shall be deemed to have waived any right to have a representative at the sea trials and shall be deemed to have signed the Certificate of Technical Completion if executed by the Builder.

                  12.1.3 The delivery of the Vessel shall not be deemed complete under this Agreement until the sea trials shall have been made in accordance with the Specification.

                  12.1.4 Upon satisfactory completion of the sea trials, the Certificate of Technical Completion shall be executed by the Builder and the Purchaser.

         12.2     Further Sea Trials

                  If the Vessel does not comply in all substantial respects with the terms of this Agreement and the Specification and this is substantiated during the sea trials, the


Austal USA - Lighthouse Contract       28    28 Mar 2002/ Reference May 2001 std

                  Builder may remedy such deficiency and ascertain, if necessary by further sea trials, that the Vessel does so comply.

13.      SHIPMENT

         (Not Applicable)


14.      DELIVERY AND ACCEPTANCE

         14.1     Notice of Delivery

                  The Builder shall give the Purchaser at least fourteen (14) days prior notice in writing of the anticipated Actual Delivery Date.

         14.2     Anticipated Date of Delivery

                  (i) If the anticipated Actual Delivery Date as advised by the Builder is more than 6 months after the Scheduled Delivery Date as amended in terms of this Agreement and such delay is not caused by force majeure as delineated in Clause 18, the Purchaser shall, within 14 days of receipt of such notice, advise the Builder whether the Agreement is to be terminated or the Vessel is to be accepted on the anticipated Actual Delivery Date.

                  (ii) Upon receipt of notice terminating the Agreement the Builder shall refund to the Purchaser all progress payments made by the Purchaser together with interest calculated at the rate of 8% per annum from the date such progress payments were made until the date they are refunded.

         14.3     Delivery

                  The Vessel shall always be safely afloat at the anchorage or wharf at the Port of Delivery at the time of delivery.

         14.4     Documentation

                  Upon delivery of the Vessel at the Port of delivery the Builder and the Purchaser shall sign the Protocol of Delivery and Acceptance acknowledging the delivery of the Vessel to and the acceptance of the Vessel by, the Purchaser; and the Builder shall simultaneously with such transfer provide the Purchaser with:-

                  (i) the Final Stage Certificate which shall indicate the Final Price as notified to the Purchaser pursuant to Clause 8.2 and which shall otherwise be in the form set out in Schedule 2;

                  (ii) the Builder's Certificate issued by the Builder in favor of the Purchaser specifying brief particulars of the Vessel and that the Vessel is delivered to the


Austal USA - Lighthouse Contract       29    28 Mar 2002/ Reference May 2001 std

                           Purchaser free from all encumbrances, maritime liens, claims and debts whatsoever;

                  (iii) drawings, manuals and plans pertaining to the operation and maintenance of the Vessel as specified in the Specification;

                  (iv)     such certificates as specified in the Specification;
                           and

                  (v) any other related documents reasonably requested by the Purchaser.

         14.5     Liquidated Damages for Delay

                   14.5.1 If the Vessel is not delivered by the Builder to the Purchaser on or before the Scheduled Delivery Date as adjusted in terms of this Agreement, the Builder shall (subject as hereinafter provided) reduce the Final Price, as liquidated damages for such delay, as follows:

                            up to two weeks after the Scheduled Delivery Date : no reduction ; thereafter $3000 per day up to a maximum of six months from the Scheduled Delivery Date as amended in terms of this Agreement.

                   14.5.2 Such liquidated damages shall be accepted by the Purchaser in full satisfaction of any claim for loss or damage (direct or consequential), which the Purchaser might otherwise have or make against the Builder in respect of delay in delivery of the Vessel.

                   14.5.3 The parties acknowledge that the agreed liquidated damages:

                            (i) are reasonable and reflect to the best of their knowledge any loss which the Purchaser is likely to suffer as a result of delay;

                            (ii) are by way of compensation and not penalty for delay.


         14.6     Incentive for early delivery

                  14.6.1 For every day earlier than the Scheduled Delivery Date that the Builder shall deliver the Vessel to the Purchaser the Final Price shall be increased by $3000.

Austal USA - Lighthouse Contract       30    28 Mar 2002/ Reference May 2001 std

15.      PERFORMANCE

         15.1     Speed

                  15.1.1 The Builder hereby warrants that the speed of the Vessel shall be 27.2 knots (in trial condition as per Specification).

                  15.1.2 If the actual speed of the Vessel (in trial condition as per Specification) is below the speed of 26.7kts the Basic Purchase Price shall be reduced by an amount equal to $7,500 for each complete 0.2 knots of deficiency down to a speed of 26.1kts. For speeds below 26.1kts, the Basic Purchase Price shall be reduced by the sum of costs down to 26.1kts as above which is $22,500 plus further reductions of $15,000 for each complete 0.2kts of deficiency down to 25.1kts. Should the actual speed of the Vessel be below 25.1kts (in trial condition as per Specification) the Purchaser shall have the right to terminate this Agreement upon giving to the Builder fourteen (14) days notice in writing. If the Builder cannot remedy the speed to a speed of 25.1kts or more within the said notice period the Builder shall refund all progress payments made together with interest calculated at the rate of 8% per annum from the date such progress payments were made until the date they are refunded.

16.      FEES, TAXES AND CERTIFICATES

         16.1 The Builder shall bear and pay such fees, royalties, costs, and expenses as are set out in the Specification, including all fees, costs and expenses of all survey requirements, and shall at its own cost obtain all necessary construction permits, licenses, authorities and certificates as stated in the Specification.

         16.2 Registration of the Vessel, if required by the Purchaser, shall be the responsibility of the Purchaser.


Austal USA - Lighthouse Contract       31    28 Mar 2002/ Reference May 2001 std

17.      PATENTS, TRADE MARKS AND COPYRIGHTS

         17.1 Whether or not any components of the Vessel may bear the patent number, trade marks or trade names of the manufacturers, nothing in this Agreement or the Specification shall be construed as transferring any patent or trade names of the manufacturers and nothing in this Agreement or the Specification shall be construed as transferring any patent or trade mark rights or copyrights from the true and lawful owners thereof.

         17.2 The Builder is responsible for the payment of all royalties associated with patent rights of any components and designs on or of the Vessel.

         17.3 The Builder shall indemnify and hold the Purchaser harmless against any liabilities of the Purchaser arising out of any infringement of patent or design in respect of the use of designs, plans, drawings or Specification supplied by the Builder or in connection with the construction of the Vessel under this Agreement and the Purchaser shall promptly give to the Builder notice of any such claims brought against the Purchaser and provide such assistance to the Builder in defending any such claims as is reasonably required, including (but not limited to) allowing the Builder to defend any such claims in the Purchaser's name but at the cost and expense of the Builder.

         17.4 The Purchaser shall indemnify and hold the Builder harmless against any liabilities of the Builder arising out of any infringement of patent or design in respect of the use of designs, plans, drawings or Specification supplied by the Purchaser or in connection with the construction of the Vessel under this Agreement and the Builder shall promptly give to the Purchaser notice of any such claims brought against the Builder and provide such assistance to the Purchaser in defending any such claims as is reasonably required, including (but not limited to) allowing the Purchaser to defend any such claims in the Builder's name but at the cost and expense of the Purchaser.


Austal USA - Lighthouse Contract       32    28 Mar 2002/ Reference May 2001 std

18.      FORCE MAJEURE

         18.1     Cause for Delay

                  The parties agree that if the Builder is delayed in the construction or delivery of the Vessel by causes beyond its control such as but not limited to fire, earthquakes, major strike directly or indirectly affecting the Builder, weather conditions preventing or interrupting the operation of the Builder's yard or work on the Vessel, Act of God, riot or civil commotion epidemics, failure or shortages of electricity or other services, accidents or any delay caused by submission of this Agreement to arbitration as set out in Clause 25(except where work is reasonably possible to be continued as provided in Clause 25.2), then the Builder shall be entitled to add to the Scheduled Delivery Date one additional day for each day or part thereof lost through such circumstances to complete the Vessel.

         18.2     Notice of Delay

                  As soon as practicable the Builder shall advise the Purchaser by notice in writing of the date of commencement of any delay on account of which the Builder claims that it is entitled to an extension of time hereunder for delivery of the Vessel and the reasons therefore, and (if practicable) the estimated duration of such delay. Likewise after such delay ends the Builder shall forthwith advise the Purchaser in writing of the date such delay ended and shall also specify the maximum period of time by which the Scheduled Delivery Date is to be extended as a result of such delay.

         18.3     Purchaser's Right upon Receipt of Notice of Delay

                  The Purchaser may within five (5) banking days after receipt of the notice specified in Clause 18.2 advise the Builder in writing that it objects to the extension of time claimed by the Builder and failing this, the Purchaser shall be deemed to have waived its rights to object to such extension. If no agreement is reached as to the extent of any extension, the matter shall be referred to arbitration in accordance with Clause 25.


Austal USA - Lighthouse Contract       33    28 Mar 2002/ Reference May 2001 std

19.      WARRANTY OF QUALITY

         19.1     Warranty of Materials and Workmanship

                  Subject as hereinafter provided the Builder warrants the Vessel, including her hulls, machinery, parts and equipment, as were manufactured or supplied by the Builder or by its Sub-Contractors, for a period of (12) months from the Actual Delivery Date (hereinafter referred to as "the Warranty Period") against any defects in materials, poor workmanship, or defective design on the part of the Builder and/or its Sub-Contractor, to the extent of rectifying such defect or replacing any defective or faulty part, provided that such defects shall be brought to its notice in accordance with the provisions of Clause 19.2 as soon as possible but within fourteen (14) days after their discovery and in any event no later than seven (7) days after the date of expiry of the Warranty Period.

                  For the purpose of this sub-clause 19.1 the expression "the Vessel" excludes any items or parts and the workmanship of sub-contractors for the Vessel

                  (i)      which have been supplied by the Purchaser; or

                  (ii) to which a separate manufacturer's or supplier's guarantee applies provided always that such guarantee in respect of the main engines, gearboxes and generator sets must be for a minimum of one year from the Actual Delivery Date.

         19.2     Extended Warranty

                  19.2.1 Subject as hereinafter provided the Builder further warrants the Vessel's aluminum structure and workmanship, as manufactured or supplied by the Builder, for an additional period of thirteen (12) months beyond the Warranty Period (hereinafter referred to as "the Extended Structural Warranty Period") against any major structural defects in materials, poor workmanship, or defective design on the part of the Builder, to the extent of rectifying such defect or replacing any defective or faulty part, provided that such defects shall be brought to its notice in accordance with the provisions of Clause 19.3 as soon as possible but within fourteen
                           (14) days after their discovery and in any event no later than seven (7) days after the date of expiry of the Extended Structural Warranty Period.

         19.3     Notice of Defects

                  19.3.1 For defects that prevent the Vessel from operating and can be rectified within 24 hours, the Purchaser may proceed immediately in performing the repair or rectification.

                           In this case the Purchaser shall notify the Builder in writing as promptly as possible after the discovery of the defect and shall provide the following to the Builder as soon as is practicable.

                           (i) Details of the nature and extent of the defect and date of discovery.

                           (ii)     Invoice of costs.


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                           (iii)    Copies of the relevant inspection report.

                           (iv)     Copies of any relevant survey reports.

                           (v) Photographs of the damaged or defective hulls, machinery, part or equipment.

                           (vi)     All parts removed from the vessel.

                           (vii) Any other documents that the Builder may reasonably require.

                  19.3.2 For all other defects the Purchaser shall notify the Builder in writing as promptly as possible after the discovery of the defect and shall provide the following:

                           (i) Details of the nature and extent of the defect and date of discovery.

                           (ii) Details of the place at which the vessel can be made available for early inspection by or on behalf of the Builder.

                           (iii)    Copies of the relevant inspection report.

                           (iv)     Copies of any relevant survey reports.

                           (v)      Any other documents the Builder may
                                    reasonably require.

                  19.3.3 Any defective part shall not be used after the Purchaser first become aware of the existence of the defect except to save the vessel, crew or passengers from peril at sea.

         19.4     Builder's Rights of Inspection

                  19.4.1 Upon receipt of notice under Clause 19.3.2 from the Purchaser, the Builder shall be entitled (but not bound) to arrange an inspection of the Vessel on its own behalf, whereupon the Purchaser shall make available to the representatives of the Builder at such inspection the Vessel's log books and any other documents and information deemed relevant by the Builder.

                  19.4.2. Within twenty-four (24) hours of receipt of such notice from the Purchaser, the Builder shall advise the Purchaser if it intends to inspect the Vessel. Within two (2) working days of receipt of such notice from the Purchaser the Builder shall advise the Purchaser of its liabilities and intended course of action and where appropriate shall agree with the Purchaser a program to carry out the work.

                  19.4.3 Should the work not be carried out in accordance with the agreed program, or as otherwise agreed, the Purchaser may at its option advise the Builder of its intention to take such steps as are necessary to complete the works if no further action is to be taken by the Builder within two (2) working days or as otherwise agreed. In the event that the Purchaser completes the work the Builder shall reimburse to the Purchaser the direct cost incurred.

         19.5     Costs of Remedial Work

                  19.5.1 Unless otherwise agreed the rectification of a defect or replacement of any defective or faulty part for which the Builder is liable shall be carried out by


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                           the Builder at its expense at a yard nominated by the
                           Builder and accepted by the Purchaser and the Vessel shall be brought to and taken from such yard by the Purchaser at its cost and whilst at such yard shall be and remain at the risk and expense of the Purchaser.

         19.6     Location of Remedial Work

                  19.6.1 If the making good or replacement of any defective or faulty part provided for in Clause 19.4 cannot be conveniently carried out at the Builder's nominated yard (which shall be mutually agreed by both parties), then subject to receipt of the Builder's approval the Purchaser may have the necessary work carried out elsewhere at its own risk. In such cases the liability of the Builder shall be limited to the reimbursement to the Purchaser of the documented costs incurred by the Purchaser in making good or replacing such defective or faulty parts but such reimbursement shall not exceed the estimated cost of carrying out such work at the Builder's yard.

                  19.6.2 The Builder shall be entitled to have its representatives in attendance during execution of the work at such other yard but the attendance of such representatives shall not impose any responsibility upon the Builder for the quality of the workmanship and/or materials of such other yard and the sole liability of the Builder shall be to reimburse the Purchaser on the basis referred to above. Any parts replaced under this Clause 19.6 shall (if requested) be returned to the Builder at the Builder's expense and in such case those parts returned and also any parts replaced under clause 19.6 shall become the property of the Builder.

         19.7     Limitation of Builder's Liability

                  The Builder's liability under this Agreement shall not extend to:-

                  19.7.1 remedial work arising after the Vessel has, temporarily or otherwise, ceased to be operated under technical supervision of personnel appointed and approved by the Purchaser;

                  19.7.2 remedial work arising after the Vessel has, temporarily or otherwise, changed its operations from that as a ferry or excursion vessel or from operations outside of the Operating Range specified by the COI

                  19.7.3 claims by third parties for injury, loss or damage resulting from accidents, mishandling or detention of the Vessel, lawful or otherwise;

                  19.7.4 remedial work necessitated, by act, omission or neglect of the Purchaser, its servants or agents, or where defects arise or are aggravated by repair work or attempts to repair by the Purchaser, its servants, agents and contractors not approved by the Builder;


Austal USA - Lighthouse Contract       36    28 Mar 2002/ Reference May 2001 std

                  19.7.5 any claim for consequential or indirect damages by any person or party howsoever arising including but not limited to injury, loss, loss of profits or damage caused by or sustained by the Vessel, the Purchaser or any other person or party that is consequential upon a breakdown, malfunctioning, fault or failure of any kind whatsoever of the Vessel or any of its components;

                  19.7.6 remedial work arising out of the normal wear and tear and misuse of the Vessel and any of its components. Any dispute arising from the definition of normal wear and tear shall be referred to the President of the Purchaser and the CEO of the Builder. If they are unable to resolve the matter to their mutual satisfaction within 3 days of the referral, then the dispute shall be referred for determination by an Independent Expert in accordance with Clause 4.2.3.

          19.8 The above warranty constitutes the Builder's sole and exclusive warranty and legal obligation with respect to the quality, design, manufacture or fitness of the Vessel. The Builder makes no other warranty of any kind whatever, express or implied; and all implied warranties of workmanship, merchantability, seaworthiness and fitness for a particular purpose which exceed the warranties provided herein are hereby disclaimed by the Builder and excluded from this Agreement. Furthermore, the Builder shall have no liability under any circumstances for negligence or manufacturer's strict liability in connection with the design, manufacture or sale of the Vessel.

         19.9 The Purchaser shall have the Vessel manned and operated by competent personnel and any claim, suit or demand arising out of or in connection with the operation of the Vessel shall be the sole responsibility of the Purchaser.


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
20.      ASSIGNMENT

         20.1 This Agreement is made exclusively with the Purchaser who shall not be entitled to assign or transfer the same of any of its rights or duties hereunder without the prior written consent of the Builder which the Builder shall not unreasonably withhold or require unreasonable terms and conditions therein. Notwithstanding the foregoing, if any assignment or transfer is made without the consent of the Builder, then the Builder shall not be bound to recognize such assignment or transfer made or purported to be made without its consent.

         20.2 Notwithstanding any assignment which the Builder may agree to, the Purchaser shall nevertheless remain wholly liable to the Builder for the due fulfillment and performance of the terms and provisions of the Agreement.

         20.3 The Builder shall not without the prior written approval of the Purchaser and except on such terms and conditions as are determined in writing by the Purchaser assign the contract of any part thereof or any benefit or moneys or interest there under.


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
21.      VARIATION TO AGREEMENT

         21.1 This Agreement constitutes the entire Agreement between the parties and supersedes any prior communications, negotiations, arrangements, representations or undertakings whether written or oral.

         21.2 No servant or agent of the Builder or of the Purchaser, other than the duly authorized representatives as authorized in writing in the terms of this Agreement, has authority to agree to any variation or modification of or addition to these terms and conditions in any circumstances whatsoever. Any variation of, or modification or addition to this Agreement shall be made in writing and executed by the parties or their duly authorized representatives.

22.      NOTICES

         22.1 Any notice to be given hereunder to the Purchaser shall be addressed to:-

                  Lighthouse Fast Ferry Inc
                  195 Fairfield Avenue, Suite 3C
                  West Caldwell Office Park
                  West Caldwell
                  NJ 07006

                  Fax No : 973-618-9037

                  or such other address as the Purchaser may from time to time by notice in writing to the Builder designate for that purpose.

         22.2 Any notice to be given hereunder to the Builder shall be addressed to:-

                  CEO
                  AUSTAL USA LLC
                  100 Dunlap Drive
                  Mobile,
                  AL 36602
                  Fax No (251)-434-8080

                  or such other address as the Builder may from time to time by notice in writing to the Purchaser designate for that purpose.

         22.3 All notices to be sent hereunder shall be sent by post or fax and shall be deemed to have been received in the case of a fax on the next business day in the country of the recipient following dispatch thereof and in the case of a letter five
                  (5) days after the same is posted by US Postal Service.

         22.4 In respect of any notice by fax, it is the responsibility of the sender to ensure that the addressee acknowledges receipt of such notice in writing.


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
23.      COSTS

         All costs of and incidental to the preparation, stamping and registration if necessary of this Agreement shall be borne by the Builder.

24.      PROPER LAW

         This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Alabama and the parties hereto agree to submit to the courts of Alabama having jurisdiction.

25.      ARBITRATION

         25.1 If at any time any dispute whatsoever shall arise between the Purchaser and the Builder before or during construction or after the delivery of the Vessel, under or in relation to or in connection with this Agreement or the interpretation thereof or arising in or out of or in connection with performance of or the carrying out of any of the work under this Agreement it shall be referred to arbitration in Mobile, AL in accordance with the laws relating to arbitration in force in Alabama and any such arbitration award shall be final and binding upon the parties hereto.

         25.2 Unless for reason stipulated in Clause 18.1 in respect of arbitration, work under this Agreement shall if reasonably possible be continued during any arbitration proceedings and no payment due or payable under this Agreement shall be withheld on account of such proceedings except to the extent that such payment is in dispute under the arbitration proceedings.

                  Notwithstanding the preceding provisions of this Clause 25, any dispute or difference of opinion relating to the construction of the Vessel, her machinery and equipment, or concerning the quality of materials or workmanship thereof, or in regard to interpretation of the Specification, shall be resolved by in accordance with Clause 4.2 above.

26.      CONDITIONS PRECEDENT

         Before this contract becomes effective, the following two conditions precedent shall have been fulfilled:

         1. Purchaser shall have made the Second Progress Payment which payment shall be made prior to 5 April, 2002. In the event that this payment is not forthcoming the Purchaser shall have 5 business days to make the payment during which the Scheduled Delivery Date shall be adjusted by an additional day for each beyond 5 April the second payment is late. After this 5 business day period, if the second payment is not forthcoming this agreement shall be considered null and void except that the Builder shall not be obliged to return the amount of the First Progress Payment to the Purchaser.


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
         2. The order already made by the Purchaser for 2 x 16V 2000 Detroit engines from Atlantic Detroit Diesel Allison, Inc, shall have been assigned to the Builder, which assignment shall be subject to Condition 1 above. Following the receipt by the Builder of the Second Progress Payment, the Builder shall then reimburse the Purchaser the amount of $33,000 which is the down payment that has been made to secure the engines already made by the Purchaser to Atlantic Detroit Diesel Allison, Inc.

27.      PROVISIONAL COST ITEMS

         Included in the Basic Purchase Price are the following allowances. The Basic Purchase Price shall be adjusted upwards or downwards respectively by the amount the cost of the following equipment exceeds or is below the costs allowed below:

         Main engines and gearboxes, according to the attached scope of supply (Appendix C) of $345,248.

         Second Radar of $17,000

         PC Based Plotter System of $4,000

         Satellite TV antenna of $2,000.


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
IN WITNESS whereof this Agreement has been executed as at the day and year first above written.

SIGNED for and on behalf of
Lighthouse Fast Ferry, Inc.
by Anthony Colasanti




-----------------------------------
Vice President



SIGNED for and on behalf
AUSTAL USA LLC
by Chris Pemberton




-----------------------------------
Vice President, Sales and Marketing


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
                                   SCHEDULE 1

                       CERTIFICATE OF TECHNICAL COMPLETION
                   TO BE SIGNED UPON COMPLETION OF SEA TRIALS
                               AT MOBILE, ALABAMA

Vessel ______ Yard No.   ______
Purchaser:    ______

I, ______ being the duly appointed inspecting officer, certify that I have inspected the above vessel constructed/sold by Austal USA pursuant to a Shipbuilding Agreement dated ______ between that company and ______

I have fully inspected the structure, equipment and fitting of the vessel and have witnessed the operation of the vessel and all its systems and equipment. The Vessel is in accordance with the terms and conditions of the above Contract and any Specification relating to that Agreement.


Accepted at Mobile, Alabama on this ______ day of ______ 200____


FOR AND ON BEHALF OF:


------------------------------------------

SIGNED:- .................................

WITNESS:- ................................


FOR AND ON BEHALF OF:
AUSTAL USA LLC


SIGNED:- .................................

WITNESS:- ................................


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
                                   SCHEDULE 2

                             FINAL STAGE CERTIFICATE

Yard No ______ under an Agreement (hereinafter referred to as "the Agreement") dated the ______ day of ______ 200__ made between Austal USA LLC. ("the Builder") and __________________________ ("the Purchaser")

We hereby certify that the following total amount is due to the Builder on delivery of the abovementioned vessel.


A
(being the Basic Purchase
Price of the Vessel)


Add B.
(being a sum total of
adjustments made to the Basic
Purchase Price and/or
included in the Final Price of
the Vessel pursuant to the
Agreement)


Less C
(being the sum total of
deductions from the Basic
Purchase Price pursuant to the
Agreement)


Less D
(the value of goods and
supplies incorporated in the
Vessel paid for or to be paid
for by the Purchaser.)


Less E
(being installments paid)


Balance due on Final Stage
Certificate

For and on behalf of
AUSTAL USA LLC

Dated:


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
                                   SCHEDULE 3

                       PROTOCOL OF DELIVERY AND ACCEPTANCE

                               VESSEL YARD NO. " "

By this Protocol of Delivery and Acceptance, AUSTAL USA LLC of 100 Dunlap Drive, Mobile AL 36602 ("the Builder") hereby delivers:-

At  :  _______________

On  :  The    day of

At     Hours

The Vessel having Yard No __ and to be named "____________________ " and registered at the port of ___________, and ____________________ of
____________________ ("the Purchaser") hereby accepts delivery of the said vessel pursuant to and in accordance with the terms and conditions of the Shipbuilding Contract dated ________________ made between the Builder and the Purchaser for the construction, sale and purchase of the said vessel.

Dated this _____ day of ________ 200

The Builder                                                       The Purchaser:
AUSTAL USA LLC                                                    ______________

__________________                                                ______________



By: ______________                                         By:  ________________

Witness:__________                                    Witness:  ________________


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
                                   APPENDIX A

                           GENERAL ARRANGEMENT DRAWING

                         Drawing Number 505-GAR-Issue E

            [General Arrangement shall be attached to this Agreement]


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
                                   APPENDIX B

                              VESSEL SPECIFICATION

                  QUOTE NO.         :        Austal USA Hull 101/601
                  REVISION          :        Revision I
                  REVISION DATE     :        28 March 2002-Contract



               [Specification shall be attached to this Agreement]


Austal USA - Lighthouse Contract       47    28 Mar 2002/ Reference May 2001 std